Exhibit 5.1

[PWSP Letterhead]

November 18, 2009

Global Defense Technology & Systems, Inc.

1501 Farm Credit Drive, Suite 2300

McLean, Virginia 22102-5011

Re:	Up to 5,290,000 Shares of Common Stock to be Offered

Through Underwriters

Ladies and Gentlemen:

We have acted as counsel for Global Defense Technology & Systems, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 5,290,000 shares of Common Stock of the Company (the “Shares”), of which up to 3,000,000 Shares (the “Company Shares”) are to be issued and offered by the Company, and of which up to 2,290,000 Shares (the “Stockholder Shares”) are to be offered by certain selling stockholders of the Company (the “Selling Stockholders”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, the Selling Stockholders, and Cowen and Company, for themselves and as representatives of the several Underwriters named therein.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

2. The Company Shares have been duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law, and the laws of the United States of America. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement No. 333-161719 on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman

PILLSBURY WINTHROP SHAW PITTMAN LLP